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                                                                 Exhibit (n)(ii)
INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement No. 333-103193/811-3713 of New England Variable Life Separate Account on Form N-6 of our report dated April 10, 2003, relating to New England Variable Life Separate Account (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 6 to the financial statements) appearing in the Prospectus, which is a part of such Registration Statement, and our report dated February 19, 2003, August 29, 2003 as to Notes 14 and 15, relating to New England Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 and an explanatory paragraph relating to the restatement described in Note 15 to the financial statements) appearing in the Statement of Additional Information, which is also part of such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus and Statement of Additional Information which are parts of such Registration Statement.

/s/ Deloitte & Touche LLP

Tampa, Florida
August 29, 2003